AMENDMENT NO. 3 AND WAIVER TO PURCHASE AGREEMENT

THIS AMENDMENT NO. 3 AND WAIVER TO PURCHASE AGREEMENT is made as of December 11, 2009 (this “Amendment and Waiver”) between GRANT THORNTON LIMITED in its capacity as interim receiver and receiver and manager of EGC Holdings Ltd. (“EGC Holdings”) and not in its personal capacity (“Receiver”), and CENTURY CASINOS EUROPE GMBH (“Purchaser”).

WHEREAS, Receiver and Purchaser are parties to a Purchase Agreement made as of November 6, 2009, as amended by that Amendment No. 1 to Purchase Agreement made as of November 24, 2009, and as further amended by that Amendment No. 2 and Waiver to Purchase Agreement made as of November 30, 2009 (together, the “Purchase Agreement”).

WHEREAS, Receiver has requested that Purchaser waive its rights to terminate the Purchase Agreement pursuant to and in accordance with the provisions of Section 10.2 thereof, and Purchaser has agreed, subject to the terms and conditions hereof and the limitations contained herein.

WHEREAS, Receiver and Purchaser wish to further amend the Purchase Agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements in this Amendment and Waiver, Receiver and Purchaser agree as follows:

1.           Definitions

Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2.           Amendments

2.1           The first sentence of Section 3.1 of the Purchase Agreement, prior to the first and only occurring colon therein, shall be amended to read in full as follows:

“The aggregate purchase price to be paid by Purchaser to Receiver for the Shares (the “Purchase Price”) shall be (i) Ten Million Six Hundred Fifty Thousand U.S. Dollars (U.S. $10,650,000) (the “Base Amount”) plus or minus (ii) the Adjustment Amount (as hereinafter defined), to be paid as follows”.

2.2           The penultimate sentence of the first paragraph of Section 10.5 of the Purchase Agreement shall be deleted in its entirety and the following inserted in substitution therefor:

“If the Plans of Arrangement are approved by the Subsidiaries’ creditors at the meeting, Receiver shall apply to the Court for (i) an order (the “Final Order”) that, among other things, confirms the Plans of Arrangement as approved by the creditors and directs the Receiver to make the payment or payments contemplated by Section 3.5 of each Plan of Arrangement and to otherwise complete all the steps and actions contemplated by each Plan of Arrangement, and (ii) an order (the “Vesting Order”) in substantially the form attached to this Agreement as Schedule “D”, and shall make all such other filings with other governmental authorities or the TSX Venture Exchange, if any, as Receiver may be required to make by any applicable law, rule or regulation or any requirement of the TSX Venture Exchange binding on Receiver or the Subsidiaries.

2.3           The second paragraph of Section 10.5 of the Purchase Agreement shall be amended by replacing the period at the end of such paragraph with a semi-colon and adding the following thereafter:

“provided, further, however, that Receiver shall, subject to Purchaser reasonably cooperating with Receiver in connection with same, implement or cause the implementation of the following transactions (together, the “Restructuring Transactions”) after Receiver has obtained the Final Order and prior to the Closing Date:

(a)	with respect to Silver Dollar, in the following chronological order:

(i)	the formation of a new wholly-owned subsidiary of Silver Dollar (“Silver Dollar Sub”);

(ii)
the sale by EGC Holdings to Silver Dollar Sub of all the Intercompany Indebtedness that Silver Dollar owes to EGC Holdings immediately prior to such sale and, concurrently therewith, the issuance by Silver Dollar Sub, as maker, of a demand promissory note (the “Silver Dollar Sub Note”) to EGC Holdings, as holder, in an amount equal to the estimated fair market value, as determined by Receiver and Purchaser, each acting reasonably, of such Intercompany Indebtedness sold; and

(iii)
the winding-up of Silver Dollar Sub and, prior to such winding-up being completed, the assumption by Silver Dollar of the Intercompany Indebtedness owed by Silver Dollar Sub to EGC Holdings evidenced by the Silver Dollar Sub Note and, immediately thereafter, the distribution to Silver Dollar of the Intercompany Indebtedness owed by Silver Dollar to Silver Dollar Sub.

(b)	with respect to EGC Properties, in the following chronological order:

(i)	the formation of a new wholly-owned subsidiary of EGC Properties (“EGC Properties Sub” and, together with Silver Dollar Sub, the “New Subsidiaries”);

(ii)
the sale by EGC Holdings to EGC Properties Sub of all the Intercompany Indebtedness that EGC Properties owes to EGC Holdings immediately prior to such sale and, concurrently therewith, the issuance by EGC Properties Sub, as maker, of a demand promissory note (the “EGC Properties Sub Note”) to EGC Holdings, as holder, in an amount equal to the estimated fair market value, as determined by Receiver and Purchaser, each acting reasonably, of such Intercompany Indebtedness sold; and

(iii)
the winding-up of EGC Properties Sub and, prior to such winding-up being completed, the assumption by EGC Properties of the Intercompany Indebtedness owed by EGC Properties Sub to EGC Holdings evidenced by the EGC Properties Sub Note and, immediately thereafter, the distribution to EGC Properties of the Intercompany Indebtedness owed by EGC Properties to EGC Properties Sub.

If the Intercompany Indebtedness with respect to either of EGC Properties or Silver Dollar, as determined by Canada Revenue Agency, the Receiver and as agreed to by the Purchaser or as determined by the Purchaser  acting reasonably, is not as set out in the Restructuring Transactions documents (the "Redetermined Indebtedness"), then the Receiver and the Purchaser agree that (i) the Intercompany Indebtedness shall be increased or decreased so as to equal the Redetermined Indebtedness and Intercompany Indebtedness shall, for all purposes, be deemed to have been such amount as at the time of the sale contemplated in clause (a)(ii) or clause (b)(ii) above, as the case may be, and (ii) they shall take all such action as may be necessary to give effect to such adjustment of the Intercompany Indebtedness nunc pro tunc.

Receiver agrees, on behalf of each Subsidiary, to make the election contemplated by subsection 80.01(4) of the Income Tax Act (Canada) when required by such Act, in respect of any Intercompany Indebtedness that is extinguished on completion of the winding-up of Silver Dollar Sub and EGC Properties Sub contemplated by clauses (a)(iii) and (b)(iii) above.”

2.4           Section 12.1 of the Purchase Agreement shall be amended by deleting “and” at the end of Section 12.1(d), replacing the period at the end of Section 12.1(e) with a semi-colon followed by “and”, and adding the following after Section 12.1(e):

“(f)
Purchaser’s receipt of copies of documents in form and substance reasonably acceptable to Purchaser evidencing the completion of all steps for implementation of the Restructuring Transactions that are necessary or desirable to be completed on or before Closing (as determined by Purchaser acting reasonably).”

2.5           The forms of the proposed Plans of Arrangement attached to the Purchase Agreement as “Schedule C” thereto shall be removed therefrom and replaced with the proposed Plans of Arrangement attached to this Amendment and Waiver as “Schedule C”.

3.           Waiver

Purchaser hereby irrevocably waives each and all of its rights under Section 10.2 of the Purchase Agreement to terminate the Purchase Agreement.

4.           Effectiveness of Purchase Agreement

The Purchase Agreement as amended hereby, and subject to the waiver contained herein, shall continue in full force and effect.

5.           Counterparts

This Amendment and Waiver may be executed in any number of counterparts, each of which will be deemed an original and all of which together constitute one and the same instrument.  Executed copies of this Amendment and Waiver may be delivered by facsimile transmission or other electronic means and it is not necessary to confirm execution by delivery of originally executed documents.

IN WITNESS WHEREOF the parties have executed this Amendment and Waiver effective as of the day and year first above written notwithstanding the date of execution.

GRANT THORNTON LIMITED in its capacity as interim receiver and receiver and manager of EGC Holdings Ltd., and not in its personal capacity		CENTURY CASINOS EUROPE GMBH
Per:	/s/ Mark Wentzell	Per:	/s/Larry Hannappel
	Authorized Signatory		Authorized Signatory
	Mark Wentzell CA, CIRP		Larry Hannappel
	Name		Name
	Senior Vice President		Authorized Signatory
	Title		Title
	11 December 2009		11 December 2009
	Date of Execution		Date of Execution

The undersigned, as solicitors for Grant Thornton Limited in its capacity as interim receiver and receiver and manager of EGC Holdings Ltd., and not in its personal capacity, (i) acknowledges the terms of the foregoing Amendment and Waiver, and (ii) confirms that it is not released from its obligations under Sections 3 and 6 of the Purchase Agreement relating to the Deposit and the Section 3.1(b) Amount.

FASKEN MARTINEAU DUMOULIN LLP

Per:	/s/ Kibben Jackson
Authorized Signatory
Kibben Jackson
Name
Partner
Title
11 December 2009
Date of Execution

Fortress agrees that subject to satisfaction (or express written waiver by Fortress) of each of the following conditions, Fortress shall execute the Fortress Release and deliver the Fortress Release to Purchaser at the Closing: (i)  the Vesting Order obtained by the Receiver includes a provision that the release of any claims of Fortress against the Subsidiaries and the liens of Fortress in the Assets and the Shares is without prejudice to and does not in any way adversely affect the claims of Fortress against, and the liens of Fortress in the assets of, any of the other Evergreen subsidiaries, and (ii) Fortress receives from the Receiver, acting on behalf of such other Evergreen subsidiaries, reaffirmations of the obligations of such other Evergreen subsidiaries to Fortress which reaffirmations are in form acceptable to Fortress and are executed and delivered pursuant to such court authorization as Fortress, the Receiver or its counsel may deem necessary.

FORTRESS CREDIT CORP., as Agent for Fortress Credit Opportunities I LP and Fortress Credit Funding II LP

By:	/s/ Constantine Dakolias

Name:	Constantine Dakolias

Title:	President

Date of Execution:	11 December 2009